As filed with the Securities and Exchange Commission on June 15, 2017

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BOSTON OMAHA CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	7389	27-0788438
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

292 Newbury Street, Suite 333

Boston, Massachusetts 02115

(857) 256-0079

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alex B. Rozek and Adam K. Peterson

Co-Chief Executive Officers

Boston Omaha Corporation

292 Newbury Street, Suite 333

Boston, Massachusetts 02115

(857) 256-0079

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Neil H. Aronson, Esq. Joseph B. Ramadei, Esq. Gennari Aronson LLP 300 First Avenue, Suite 102 Needham, Massachusetts 02494 Phone (781) 719-9900 Fax (781) 719-9853	Christopher T. Jensen, Esq. Morgan, Lewis & Bockius LLP 101 Park Avenue New York, New York 11222 Phone (212) 309-6000 Fax (212) 309-6001

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☒ No. 333-216040

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to Be Registered	Amount to Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee(2)
Class A common stock, par value $0.001 per share	1,194,231	$13.00	$15,525,003	$1,799.35

(1)	Represents only the additional number of shares of Class A common stock being registered hereby, which includes up to 155,769 shares that may be purchased by the underwriters upon the exercise of their option to purchase additional shares. Does not include 6,325,000 shares of Class A common stock that the Registrant previously registered on the Registration Statement on Form S-1 (File No. 333-216040).
(2)	The registration fee is calculated in accordance with Rule 457(a) under the Securities Act of 1933, as amended (the “Securities Act”). The Registrant previously registered securities at an aggregate offering price not to exceed $88,500,000 on a Registration Statement on Form S-1 (File No. 333-216040), which was declared effective by the Securities and Exchange Commission on June 15, 2017. In accordance with Rule 462(b) under the Securities Act, an additional amount of securities having a proposed maximum aggregate offering price of $15,525,003 is hereby registered.

This Registration Statement shall become effective upon filing with the Securities and Exchange Commission in accordance with Rule 462(b) promulgated under the Securities Act.

EXPLANATORY NOTE AND INCORPORATION BY REFERENCE

This registration statement on Form S-1 relates to the public offering of Class A common stock of Boston Omaha Corporation contemplated by the registration statement on Form S-1 (File No. 333-216040), as amended, filed by Boston Omaha Corporation with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), which was declared effective by the Commission on June 15, 2017 (the “Prior Registration Statement”). This registration statement is filed pursuant to Rule 462(b) promulgated under the Securities Act, solely to increase the number of shares of Class A common stock to be offered in the public offering by 1,194,231 shares, which includes up to 155,769 shares that may be purchased by the underwriters upon the exercise of their option to purchase additional shares. The additional securities that are being registered for sale are in an amount and at a price that together represent no more than 20% of the maximum aggregate offering price set forth in the Calculation of Registration Fee table contained in the Prior Registration Statement. The contents of the Prior Registration Statement, including all exhibits thereto, are hereby incorporated by reference herein.

The required opinions and consents are listed on an Exhibit Index attached hereto and filed herewith.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Massachusetts, on June 15, 2017.

Boston Omaha Corporation

By:	/s/ Alex B. Rozek
	Name:	Alex B. Rozek
	Title:	Co-Chairman of the Board of Directors and Co-Chief Executive Officer (Principal Executive Officer)

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Alex B. Rozek Alex B. Rozek	Co-Chairman of the Board of Directors and Co-Chief Executive Officer (Principal Executive Officer)	June 15, 2017

/s/ Joshua P. Weisenburger Joshua P. Weisenburger	Chief Financial Officer and Secretary (Principal Financial and Accounting Officer)	June 15, 2017

/s/ Bradford B. Briner Bradford B. Briner	Director	June 15, 2017

/s/ Brendan J. Keating Brendan J. Keating	Director	June 15, 2017

/s/ Adam K. Peterson Adam K. Peterson	Co-Chairman of the Board of Directors and Co-Chief Executive Officer	June 15, 2017

EXHIBIT INDEX

Exhibit No.	Exhibit Description

5.1	Opinion of Gennari Aronson, LLP.

23.1	Consent of Gennari Aronson, LLP (included in Exhibit 5.1).

23.2	Consent of MaloneBailey LLP, Independent Registered Public Accounting Firm.

23.3	Consent of Stowe & Degon, LLC, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (filed as Exhibit 24.1 to the Registration Statement on Form S-1 filed by the Registrant on February 13, 2017 (File No. 333-216040) and incorporated herein by reference).